Exhibit 23(a)

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Tii Network Technologies, Inc. on Form S-8 (File Nos. 33-64965, 33-64967 333-47151, 333-68579, 33-70714, 33-70716, 333-120509, 333-134224, 333-145681, and 333-156723) of our report dated March 17, 2010, with respect to our audits of the consolidated financial statements of Tii Network Technologies, Inc. and Subsidiaries as of December 31, 2009 and 2008 and for the years then ended, which report is included in this Annual Report on Form 10-K of Tii Network Technologies, Inc. for the year ended December 31, 2009.

/s/ Marcum llp

Melville, New York
March 17, 2010